Exhibit 35.4

GCO EDUCATION LOAN FUNDING TRUST-1

OFFICER’S CERTIFICATE OF THE

SUBSERVICER

GCO Education Loan Funding Corp.

6312 South Fiddler’s Green Circle, Suite 400N

Greenwood Village, CO 80111

Attention: Ronald W. Page

Zions First National Bank

717 17th Street, Suite 301

Denver, CO 80202

Attention: Corporate Trust Department

GCO Education Loan Funding Trust-I

c/o Wilmington Trust Company

Rodney Square North, 1100 North Market Street

Wilmington, DE 19890-0001

Attention: Corporate Trust Administration

Standard & Poor’s Ratings Services

55 Water Street

New York, NY 10041

Attention: Asset-Backed Surveillance Group

Fitch Ratings

One State Street Plaza

New York, NY 10004

Attention: Structured Finance

Moody’s Investors Service Inc.

99 Church Street

New York, NY 10007

Attention: Structured Finance

Pursuant to Section 12.01 of the Indenture of Trust by and among GCO Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of Pennsylvania Higher Education Assistance Agency (“the Subservicer”) during the calendar year ended December 31, 2006 and of its performance under the Servicing Agreement, dated as of April 1, 2005, between the Subservicer and GCO Education Loan Funding Corp., as Servicer (the “Subservicing Agreement”) has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY,
as Subservicer

Dated as of: December 31, 2006	By:	/s/ James L. Preston
	Name:	James L. Preston
	Title:	EVP - Client Relations & Loan Operations